Exhibit 99.1

AITX Unveils New Website to Match Investor and Market Expectations

Modernized Design to Improve Investor and Stakeholder Access to Company Information

Detroit, Michigan, September 5, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCID:AITX), today announced the launch of its newly redesigned corporate website. The platform delivers a refreshed design, faster performance, and advanced security features, providing investors and stakeholders with an improved user experience.

RADG
ROBOTIC ASSISTANCE DEVICES GROUP

RADM
ROBOTIC ASSISTANCE DEVICES MOBILE

AITX
Artificial Intelligence Technology Solutions Inc.

RAD
an AITX company

RADR
an AITX company

Powering Autonomous Security

COMPANY PROFILE

Artificial Intelligence Technology Solutions, Inc. (OTCID:AITX) reveals its updated corporate website at aitx.ai

The launch of the new website closely follows current best practices for world class public companies, to raise the AITX profile and ensuring top quality in how the Company communicates its vision, growth strategy, and expanding role in the AI-driven security sector. This alignment reinforces AITX's focus on transparency and its commitment to providing investors with clear and accessible information.

"We have always listened carefully to the market, and the response from our investors and supporters has been incredible," said Steve Reinharz, CEO, CTO and founder of AITX. "This new website is a direct reflection of that feedback, designed to showcase the love and enthusiasm that surrounds the Company while presenting a clear picture of where we are headed."

The updated website is designed to improve navigation and access to the Company's latest announcements, investor presentations, and financial disclosures. By providing a clear and efficient digital experience, AITX strengthens its ability to communicate progress as the Company advances toward its long-term growth objectives.

"Our goal was to build a site that reflects, with clarity and reliability, the energy and progress happening across AITX and RAD subsidiaries," said David Marsh, Vice President of Marketing at the Company's primary subsidiary Robotic Assistance Devices, Inc. (RAD). "The new design makes it easier than ever for stakeholders to engage with the Company's vision and momentum."

The new website is now live at www.aitx.ai, offering investors, analysts, and followers a comprehensive view of the Company's vision and momentum. Visitors can access the latest press releases, investor presentations, and media appearances while exploring AITX's expanding impact across the security technology sector. The Company encourages all stakeholders to experience the new site and stay connected as it continues to drive innovation and growth.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com